CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of U.S. Energy Corp. on the Post Effective Amendment No. 1 of Form S-1 of our report dated March 9, 2005, except for Note P, as to which the date is April 11, 2005, with respect to our audit of the consolidated financial statements of U.S. Energy Corp. as of December 31, 2004 and the year then ended, that is included in this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the use of our name as it appears under the caption “Experts”.

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.
Scottsdale, Arizona
October 24, 2005